Exhibit 99.2
NEWS RELEASE
FOR IMMEDIATE RELEASE
April 14, 2009

Contact:	James W. Ward Chairman of the Board Telephone: (937) 548-3106
GREENVILLE FEDERAL FINANCIAL CORPORATION AND
GREENVILLE FEDERAL NAME SUCCESSOR PRESIDENT AND CEO
Greenville, Ohio, April 14, 2009: Jim Ward, Chairman of the Board of Directors of Greenville Federal Financial Corporation (the “Corporation”) (OTCBB: GVFF), announced today that Jeff Kniese has been selected to succeed retiring David Kepler as President and Chief Executive Officer of the Corporation and its subsidiary, Greenville Federal, and to serve on the Boards of Directors of the two companies. The appointments will be effective on May 1, 2009.
Mr. Kniese brings 22 years of banking experience to Greenville Federal, serving most recently as Senior Vice President, Mortgage Banking, Integra Bank, N.A., based in Evansville, Indiana. Prior to joining Integra Bank, Mr. Kniese was associated with Old National Bank, also of Evansville, in a variety of executive positions in which he had responsibility for the bank’s life and health insurance division and insurance business units. He is a proven leader with a strong record of community involvement. Mr. Kniese is a graduate of the University of Southern Indiana.
In making the announcement, Mr. Ward stated, “While replacing David will be difficult, I am confident that Jeff Kniese is the right person to lead the company into the future. In addition to his valuable banking experience, his personality will be a good fit with the culture of our organization.”
The Corporation and Greenville Federal were assisted in their search by the executive search and consulting firm Kaplan & Associates, Inc.
Greenville Federal Financial Corporation is the holding company for Greenville Federal, a federally chartered savings bank headquartered in Greenville, Ohio. Greenville Federal attracts deposits from, and makes loans in, the Ohio counties of Darke, Preble, Auglaize, Miami, Shelby and Mercer and the Indiana counties of Randolph and Wayne.